NEWS RELEASE

March 22, 2006

GoldSpring, Inc. Completes Sale of Canadian Mineral Permits

Gold Hill, NV: March 22, 2006 - GoldSpring, Inc. (OTCBB: GSPG) announced today that it has completed the sale of its Canadian subsidiaries, Clear Hills Iron Ltd. and Peace River Energy Ltd. to CaNev Resources, a Canadian Corporation. The assets divested in the transaction, initially announced in the Company’s February 23, 2006 press release, include 32 industrial (non-energy) mineral permits covering approximately 800 square miles in northern Alberta, Canada. In consideration for the assets, GoldSpring will receive CDN$1.1 million. CDN$100,000 of the sales price will be paid in cash, and the balance will be paid through a three percent production royalty.

Rob Faber, GoldSpring President and CEO, said, “This divestiture is another milestone in the development of our Company. The transaction provides GoldSpring with immediate cash, which will be used for working capital, while allowing us to share in future production through a net smelter return royalty.” The closing of the transaction culminates the Company’s twelve-month effort to divest itself of its Canadian mineral permits. Faber said, “I am pleased with our successful completion of this divestiture. The sale puts our Company in a stronger position to move forward with the execution of its business plan and is a positive development for GoldSpring and its shareholders.”

GoldSpring, Inc. is a North American precious metals mining company with an operating gold and silver mine in northern Nevada. The Company was formed in mid-2003 and acquired the Plum Mine property in November 2003. In the Company’s relatively short history, it secured permits, built an infrastructure and brought the Plum project into production. During 2005, the Company acquired additional properties around the Plum project in northern Nevada, expanding its footprint and creating opportunities for exploration. GoldSpring is an emerging company, looking to build on its success through the acquisition of other mineral properties in North America with reserves and exploration potential that can be efficiently put into near-term production. The Company’s objectives are to increase production, increase reserves through exploration and acquisitions, expand its footprint at the Plum mine, and maximize cash flow and return for its shareholders.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our most recent Form 10-KSB filed on April 15, 2005. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as ``anticipate,'' ``believe,'' ``could,'' ``estimate,'' ``expect,'' ``intend,'' ``may,'' ``should,'' ``will,'' and ``would'' or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact information for GoldSpring, Inc.:

P.O. Box 1118
Virginia City, NV 89440
Tel 775.847.5272
Fax 775.847.4762
www.goldspring.us